CONSENT OF KPMG PEAT MARWICK LLP

                                  Exhibit 23.1


The Board of Directors
Rayovac Corporation


We consent to the incorporation by reference in this registration statement on Form S-8 of Rayovac Corporation of our reports dated October 28, 1997, relating to the consolidated balance sheet of Rayovac Corporation and subsidiaries as of September 30, 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for the year ended September 30, 1997, and related schedule, which reports appear in the Form S-1 of Rayovac Corporation.


/s/ KPMG Peat Marwick LLP


Milwaukee, Wisconsin
December 15, 1997